Exhibit h.26

LIQUDITY RISK MANAGEMENT ADDENDUM
to Administration, Bookkeeping and Pricing Services Agreement

This Liquidity Management Addendum (this “Addendum”) to the Administration, Bookkeeping and Pricing Services Agreement, as amended, is dated March 1, 2019 and entered into by and between Heartland Group, Inc., a Maryland corporation (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS have previously entered into an Administration, Bookkeeping and Pricing Services Agreement, dated as of August 13, 2008, as amended (the “Agreement”), pursuant to which ALPS provides the Fund with certain administrative, bookkeeping and pricing services to the series (each a “Portfolio” and collectively, the “Portfolios”) of the Fund; and

WHEREAS, the Fund and ALPS wish to supplement the Agreement to provide for additional services to be performed by ALPS and to set forth the fees for those additional services.

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Services. (a) ALPS will provide the Fund with the additional services (the “Additional Services”3) described in Appendix I, attached hereto. The Additional Services may include the use input, data or other information from a third party vendor (“Vendor”). Except as otherwise set forth herein, the provision of the Additional Services and duties of each party in connection therewith will be governed under the terms and conditions of the Agreement.

2.	Compensation. In consideration of the Additional Services performed under this Addendum, the Fund shall pay ALPS the fees listed in Appendix II, attached hereto. The imposition of such fees will commence beginning March 1, 2019.

3.	Terms Applicable to the Additional Services. As applicable to the Additional Services provided under this Addendum, the parties are further subject to the additional terms and conditions set forth in the Appendix III, attached hereto.

4.	Term, Termination and Modification. This Addendum shall become effective as of the date first written above and shall continue thereafter until the termination of the Agreement. This Addendum cannot be modified except by a written agreement signed by both parties.

5.	Survival. The provisions of Section 3 of this Addendum shall survive termination of the Agreement and/or this Addendum.

3 For clarity, ALPS shall not be responsible for creating or managing a Liquidity Risk Management program. Should the Fund require access to the ICE Vantage Liquidity Module, the Fund shall execute a Liquidity Indicators Module Services Agreement with ICE Vantage.

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6.	Miscellaneous. Except to the extent expressly amended or supplemented hereby, the provisions of the Agreement remain in full force and effect. All capitalized terms used in this Addendum and not defined herein shall have the meaning ascribed to them in the Agreement. This Addendum may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.	Governing Law. The provisions of this Addendum shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

HEARTLAND GROUP, INC.

By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Title:	Vice President, Treasurer and
Principal Accounting Officer

ALPS FUND SERVICES, INC.

By:	/s/ Rahul Kanwar
Name:	Rahul Kanwar
Title:	Authorized Representative

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APPENDIX I

Additional Services

The following Additional Services are to be performed by ALPS for the compensation noted in Appendix II hereto.

Fund Administration

•	Provide Liquidity Risk Management (“LRM”) support services
o	Vendor management, including facilitating communication between the Fund and LRM vendor
o	Holdings data management within the Vantage module
o	Manage user access of vendor’s LRM portal
o	Generate and distribute standard Vantage liquidity reporting

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by ALPS.

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APPENDIX II

Compensation

Fees for the Additional Services:

For the Additional Services, the Fund will pay to ALPS the Annual Portfolio Fees listed below*:

Portfolio	Annual Portfolio Fees
Heartland Value Fund	$xx

Heartland Value Plus Fund	$xx

Heartland Select Value Fund	$xx

Heartland Mid Cap Value Fund	$xx

* All fees will be calculated and billed monthly by ALPS.

The above fees are based on assumptions derived from the Fund’s historical portfolio information and/or information provided by the Fund. ALPS’ fees are subject to revision on a one time or ongoing basis by ALPS, upon prior notice to the Fund, if ALPS determines that the Fund’s portfolio composition changes or additional work is required by ALPS as it originally contemplated for its provision of the Additional Services. The Fund’s use of alternative data suppliers may result in additional fees as determined by ALPS.

Third Party Expenses:

All third party expenses incurred in providing the Additional Services will be billed to the Fund, including, but not limited to, liquidity services fees, expenses related to security reference data, portfolio risk metrics, valuation leveling and/or similar data provided by third party suppliers. For third party suppliers from which the Fund receives services as part of an existing ALPS relationship or agreement, the Fund will be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Fund as incurred.

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APPENDIX III

Additional Terms

In addition to the terms and conditions of the Agreement, the following terms and conditions apply to the provision of the Additional Services under this Addendum:

No Warranties

NEITHER ALPS NOR VENDOR AND ITS SUPPLIERS MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER WITH RESPECT TO THE ADDITIONAL SERVICES.

Limitation on Liability

(a)       ALPS and Vendor and its suppliers shall have no liability to the Fund or a Portfolio, or a third party, for errors, omissions or malfunctions in the Additional Services, other than the obligation of ALPS and Vendor to endeavor, upon receipt of notice from the Fund, to correct a malfunction, error, or omission in any Additional Services.

(b)       The Fund acknowledges that (i) the Additional Services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning liquidity characteristics of certain securities; and (ii) Vendor holds all title, license, copyright or similar intellectual property rights in the Additional Services.

The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Additional Services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

(c)       The Fund and/or the applicable Portfolio shall indemnify ALPS and Vendor and its suppliers against and hold ALPS and Vendor harmless from any and all losses, damages, liability, costs, including attorney’s fees, resulting directly or indirectly from any claim or demand against ALPS and Vendor or its suppliers by a third party arising out of or related to the accuracy or completeness of any Additional Services received by the Fund or a Portfolio, or any data, information, service, report, analysis or publication derived therefrom. Neither ALPS and Vendor nor its suppliers shall be liable for any claim or demand against the Fund or a Portfolio by a third party. Nothing herein shall change the standard of care set forth in Section 4 of the Agreement with regard to ALPS’ provision of Additional Services for the Fund, so long as such liability does not relate to the accuracy or completeness of any input, data or other information provided by Vendor or its suppliers in connection with the Additional Services, or any data, analysis or publication derived therefrom.

(d)       Neither ALPS nor Vendor and its suppliers shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

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